UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 24, 2015

SeaSpine Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	001- 36905	47-3251758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5770 Armada Drive, Carlsbad, California		92008
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (760) 727-8399
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 24, 2015, SeaSpine Holdings Corporation, a Delaware corporation (the “Company”), SeaSpine Orthopedics Corporation, a Delaware corporation (“SeaSpine Orthopedics”), SeaSpine, Inc., a Delaware corporation (“SeaSpine, Inc.”), IsoTis, Inc., a Delaware corporation (“IsoTis, Inc.”), SeaSpine Sales LLC, a Delaware limited liability company (“SeaSpine Sales”), Theken Spine LLC, an Ohio limited liability company (“Theken Spine”), and IsoTis OrthoBiologics, Inc., a Washington corporation (“IsoTis OrthoBiologics,” and together with SeaSpine Orthopedics, SeaSpine, Inc., IsoTis, Inc., SeaSpine Sales and Theken Spine, the “Borrowers”) entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, the Borrowers, the lenders party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (“Agent”), pursuant to which the Lenders have agreed to extend a revolving line of credit of up to $30,000,000 with a maturity date of December 24, 2018, which maturity date is subject to a one-time one-year extension at the Borrowers’ election (subject to certain customary conditions). In connection with the Credit Agreement, the Company and the Borrowers were required to become guarantors and to provide security in substantially all their assets for the benefit of Agent and the Lenders.
Borrowings under the Credit Agreement bear interest at a floating annual rate equal to (a) during any month for which the Borrowers’ average excess availability (as customarily defined) is greater than $20,000,000, base rate (as customarily defined) plus (i) 1.25 percentage points for base rate loans and (ii) LIBOR rate (as customarily defined) plus 2.25 percentage points for LIBOR loans, (b) during any month for which the Borrowers’ average excess availability is greater than $10,000,000 but less than or equal to $20,000,000, (i) base rate plus 1.50 percentage points for base rate loans and (ii) LIBOR rate plus 2.50 percentage points for LIBOR loans and (c) during any month for which the Borrowers’ average excess availability is less than or equal to $10,000,000, (i) base rate plus 1.75 percentage points for base rate loans and (ii) LIBOR rate plus 2.75 percentage points for LIBOR loans.
The Credit Agreement contains various customary affirmative covenants, which, among other things, require the Company to: provide the Lenders with certain financial statements; preserve its existence; maintain its property; pay taxes; provide the Lenders with access to its properties, assets or books and records; comply with laws and other requirements applicable to the Company; and maintain its material intellectual property.
The Credit Agreement contains customary negative covenants, which include, among other things, restrictions on the Company’s ability to: permit its subsidiaries to incur indebtedness; grant liens on its properties; enter into certain fundamental change or asset sale transactions involving the Company or its subsidiaries; make certain investments; purchase margin stock; prepay certain indebtedness; enter into certain transactions with affiliates; or make certain restricted payments.
The Credit Agreement includes a minimum fixed charge coverage ratio (as customarily defined) of 1.10 to 1.00 for the applicable measurement period, which will not be applicable if the Borrowers’ total liquidity is equal to or greater than $5,000,000, consisting of excess availability (as customarily defined) of at least $3,500,000.
The Credit Agreement also includes customary events of default, including events of default relating to non-payment of amounts due under the Credit Agreement, material inaccuracy of representations and warranties, violation of covenants, bankruptcy and insolvency, failure to comply with health care laws, violation of certain of the Company’s existing agreements, and the occurrence of a change of control. Under the Credit Agreement, if an event of default occurs, lenders holding a majority of the revolving commitments will have the right to terminate the commitments and accelerate the maturity of any loans outstanding.
The preceding description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the entire text of the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2015.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 28, 2015, the Company issued a press release related to its entry into the Credit Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.
The information in this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release issued on December 28, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeaSpine Holdings Corporation

By:	/s/ John J. Bostjancic
Name: John J. Bostjancic
Title: Chief Financial Officer
Date: December 28, 2015

Exhibit Index

Exhibit No.	Exhibit Description
99.1	Press Release issued on December 28, 2015.